UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CREDIT ACCEPTANCE CORPORATION

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Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held June 9, 2016
_______________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at its principal executive offices, 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Thursday, June 9, 2016, at 8:00 a.m., local time, for the following purposes:

(a)	election of five directors, each to serve until the 2017 Annual Meeting of Shareholders and until his or her successor has been elected and qualified;

(b)	advisory vote to approve named executive officer compensation;

(c)	ratification of the selection of Grant Thornton LLP as Credit Acceptance Corporation’s independent registered public accounting firm for 2016; and

(d)	transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record on April 14, 2016 will be entitled to notice of and to vote at the meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, please cast your vote. On April 29, 2016, Credit Acceptance Corporation mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 Proxy Statement and 2015 annual report and vote online. You may also request a paper Proxy Statement and proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. The proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

By Order of the Board of Directors,
Charles A. Pearce
Chief Legal Officer and Corporate Secretary

Southfield, Michigan
April 29, 2016

Credit Acceptance Corporation

PROXY STATEMENT

Annual Meeting of Shareholders to be held June 9, 2016

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Credit Acceptance Corporation, a Michigan corporation (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”), to be used at the Annual Meeting of Shareholders of Credit Acceptance (the “Annual Meeting”) to be held on Thursday, June 9, 2016, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of proxy were first sent or given to security holders on or about April 29, 2016.

Only shareholders of record at the close of business on April 14, 2016 (the “Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of the 20,328,546 issued and outstanding shares of our common stock (the “Common Stock”) on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

A proxy may be revoked at any time before it is exercised by giving a written notice to our Corporate Secretary bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record or hold legal authority from a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made on a duly executed, timely delivered proxy, such shares will be voted FOR the election of directors named in this Proxy Statement, FOR the advisory proposal to approve our named executive officer compensation, and FOR ratifying the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for 2016. The Board does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The advisory proposal to approve our named executive officer compensation and the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2016 each require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. If you do not instruct your bank or broker how to vote such shares, your bank or broker can vote your shares only on the routine matter of ratification of Grant Thornton as our independent registered public accountant for 2016. Without your instructions, your bank or broker is not permitted to vote your shares on any other proposal, resulting in a “broker non-vote” with respect to any such proposal.

If you withhold your vote on the election of directors or abstain from voting on any or all of the other proposals, your shares will be included in the number of shares present and entitled to vote at the meeting and counted for purposes of determining a quorum. Withheld votes and broker non-votes will be excluded entirely from the vote on the election of directors and will therefore have no effect on the election. Abstentions and broker non-votes are not counted as votes cast on the advisory proposal to approve named executive officer compensation and will therefore have no effect on the outcome of such matter. Abstentions are not counted as votes cast on the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2016 and will therefore have no effect on such matter.

The expenses of soliciting proxies will be paid by Credit Acceptance. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation therefor, may solicit proxies personally or by telephone. We will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy materials to shareholders.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 14, 2016 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on April 14, 2016 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
Donald A. Foss	3,918,144	(a)	19.3%
Brett A. Roberts	359,016	(b)	1.8%
Steven M. Jones	84,975		*
Kenneth S. Booth	17,634		*
Charles A. Pearce	8,984		*
Arthur L. Smith	9,827		*
Daniel A. Ulatowski	12,687		*
Glenda J. Flanagan	37,233	(c)	*
Thomas N. Tryforos	498,683	(d)	2.5%
Scott J. Vassalluzzo	151,920	(e) (f)	*
All Directors and Executive Officers as a Group (12 persons)	5,130,256	(j)	25.2%
Prescott General Partners LLC	2,222,789	(f)	10.9%
Prescott Associates L.P.	1,419,054	(f)	7.0%
Abrams Bison Partners, L.P.	1,091,474	(g)	5.4%
Allan V. Apple	2,041,641	(h)	10.0%
Jill Foss Watson	4,472,588	(i)	22.0%
* Less than 1%.

(1)	In accordance with SEC regulations, the percentage calculations are based on 20,328,546 shares of Common Stock issued and outstanding as of April 14, 2016.

(a)
Shares beneficially owned by Mr. Foss include 320,000 shares held as collateral in a loan facility at Comerica Bank and 290,000 shares held as collateral in a loan facility at UBS. The business address of Mr. Foss is 25505 West Twelve Mile Road, Suite 4125, Southfield, Michigan 48034-8339.

(b)	Shares beneficially owned by Mr. Roberts include 156,926 unvested shares of restricted stock, for which, although unvested, Mr. Roberts has voting control.

(c)
Includes 20,000 shares owned by GCM Partners, LP, a limited partnership of which GCM GP, LLC is the sole general partner. Ms. Flanagan is a member-manager of GCM GP, LLC, and shares voting and dispositive power over these shares.

(d)
Includes 470,800 shares owned by Elias Charles & Co LLC of which Mr. Tryforos is the managing member.  Also includes 27,883 shares owned by others for which Mr. Tryforos has shared dispositive power, but no voting power.

(e)	Shares beneficially owned by Mr. Vassalluzzo, based on information obtained directly from him as of March 4, 2016 consist of the following:

Sole Voting and Dispositive Power	Shared Voting and Dispositive Power	Total
62,883	89,037	151,920

The business address of Mr. Vassalluzzo is 2200 Butts Road, Suite 320, Boca Raton, Florida 33431.

(f)
Based on a Schedule 13D ("13D"), dated February 16, 2016 and filed with the SEC on February 17, 2016, jointly by Prescott General Partners LLC, Prescott Associates L.P., Thomas W. Smith and Mr. Vassalluzzo (together, “Prescott”). The Prescott 13D reports that Prescott General Partners LLC, a Delaware limited liability company, is the general partner of Prescott Associates L.P., a New York limited partnership. The Prescott 13D further reports that Messrs. Smith and Vassalluzzo are the managing members of Prescott General Partners LLC. Prescott General Partners LLC may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of 2,222,789 shares. Prescott Associates L.P. has shared power to vote or direct the vote and dispose or to direct the disposition of 1,419,054 shares. The business address of Prescott General Partners LLC and Prescott Associates L.P. is 2200 Butts Road, Suite 320, Boca Raton, Florida 33431.

(g)
Based on a Schedule 13G ("13G"), dated February 2, 2016 and filed with the SEC on February 12, 2016, jointly by Abrams Bison Partners, L.P., Abrams Bison Investments, L.L.C., and Mr. Gavin Abrams (together, "Abrams"). The Abrams 13G reports that Abrams Bison Investments, L.L.C., a Delaware limited liability company, is the general partner of Abrams Bison Partners, L.P., a Delaware limited partnership. The Abrams 13G further reports that Mr. Abrams is the managing member of Abrams Bison Partners, L.P. and Abrams Bison Partners, L.L.C. Abrams Bison Partners, L.P. and Abrams Bison Investments, L.L.C. may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of 1,091,474 shares. The business address of Abrams Bison Partners, L.P. is 3 Bethesda Metro Center, Suite 1250, Bethesda, Maryland 20814.

(h)	Shares beneficially owned by Mr. Apple, based on information obtained directly from him as of February 26, 2016 consist of the following:

Sole Voting and Dispositive Power		Shared Voting with no Dispositive Power		Total
287,997	(i)	1,753,644	(ii)	2,041,641

(i)
Includes 27,826 shares held by The Donald A. Foss 2010 Remainder Trust #2 dated December 21, 2010, Mr. Apple as the Trustee, for the benefit of Mr. Foss’ son's nephew as remainderman; and 260,071 shares held by The Donald A. Foss 2011 Remainder Trust FBO Robert S. Foss and Descendants dated January 13, 2011, Mr. Apple as the Trustee, for the benefit of Mr. Foss’ child as remainderman.

(ii)
1,030,323 shares held by The Donald A. Foss 2009 Remainder Trust dated September 3, 2009, Mr. Apple as the co-Trustee, for the benefit of Mr. Foss’ child as remainderman; and 723,321 shares held by The Donald A. Foss 2010 Remainder Trust dated May 20, 2010, Mr. Apple as the co-Trustee, for the benefit of Mr. Foss’ child as remainderman.

The business address of Mr. Apple is 25505 West Twelve Mile Road, Suite 4125, Southfield, Michigan 48034-8339.

(i)	Shares beneficially owned by Ms. Foss Watson, based on information obtained directly from her, consist of the following:

Sole Voting and Dispositive Power		Shared Voting with no Dispositive Power		Total
2,718,944	(i)	1,753,644	(ii)	4,472,588

(i)
2,718,944 shares held of record by Ms. Foss Watson, as the Trustee of the Jill Foss Watson Trust Under Agreement dated March 28, 2007, and the Karol A. Foss Irrevocable Grandchildren’s Trust dated December 22, 2008.

(ii)
1,030,323 shares held by The Donald A. Foss 2009 Remainder Trust dated September 3, 2009, Ms. Foss Watson as the co-Trustee, for the benefit of Mr. Foss’ child as remainderman; and 723,321 shares held by The Donald A. Foss 2010 Remainder Trust dated May 20, 2010, Ms. Foss Watson as the co-Trustee, for the benefit of Mr. Foss’ child as remainderman.

The business address of Ms. Foss Watson is 25505 West Twelve Mile Road, Suite 4125, Southfield, Michigan 48034-8339.

(j)	Includes shares referenced in (a), (b), (c), (d), (e) and (f), above.

PROPOSAL #1 - ELECTION OF DIRECTORS

Description of Nominees

Five directors, constituting the entire Board, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The nominees named below have been selected by the Board. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select. Each of the nominees is currently a director of Credit Acceptance.

The following sets forth information as to each nominee for election at the Annual Meeting, including their age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board and period of service as a director of Credit Acceptance. The Board recommends a vote FOR each of the nominees for election. Executed proxies will be voted FOR the election of director nominees unless shareholders specify otherwise in their proxies.

Donald A. Foss; age 71; Chairman of the Board of Directors.

Mr. Foss is our founder and significant shareholder, in addition to owning and operating companies engaged in the sale of used vehicles. He was formally named Chairman of the Board of Directors and Chief Executive Officer of Credit Acceptance in March 1992 and vacated the Chief Executive Officer position effective January 1, 2002.

Glenda J. Flanagan; age 62; Executive Vice President and Chief Financial Officer, Whole Foods Market, Inc.

Ms. Flanagan is the Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc., the largest natural and organic foods supermarket retailer in the United States. Ms. Flanagan joined Whole Foods Market in 1988 as Chief Financial Officer, prior to which she held positions in public accounting, retail and business consulting. Ms. Flanagan became a director of Credit Acceptance in March 2004. Ms. Flanagan is a member of the Company’s Executive Compensation Committee, Audit Committee and Nominating Committee.

Brett A. Roberts; age 49; Chief Executive Officer.

Mr. Roberts joined Credit Acceptance in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995. He was named Executive Vice President and Chief Financial Officer in January 1997, Co-President in January 2000, Executive Vice President of Finance and Operations in October 2000, Chief Operating Officer in January 2001, and Chief Executive Officer in January 2002. Mr. Roberts assumed the position of President from September 2006 until April 2007. Mr. Roberts became a director of Credit Acceptance in March 2002.

Thomas N. Tryforos; age 56; Private Investor.

Mr. Tryforos is presently a private investor. Between May 1991 and September 2004, Mr. Tryforos was employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut. Mr. Tryforos became a director of Credit Acceptance in July 1999. He is also a director of Copart, Inc. Mr. Tryforos is a member of the Company’s Executive Compensation Committee, Audit Committee and Nominating Committee.

Scott J. Vassalluzzo; age 44; Managing Member, Prescott General Partners LLC.

Mr. Vassalluzzo is a Managing Member of Prescott General Partners LLC, an investment advisory firm.  Mr. Vassalluzzo joined Prescott in 1998 as an equity analyst and became a General Partner in 2000.  Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and received a certified public accountant certification. Mr. Vassalluzzo became a director of Credit Acceptance in March 2007. He is also a director of World Acceptance Corporation and Cimpress N.V. Mr. Vassalluzzo is a member of the Company’s Executive Compensation Committee, Audit Committee and Nominating Committee.

Other Executive Officers

Steven M. Jones; age 52; President.

Mr. Jones joined Credit Acceptance in October 1997 as Manager of the Debt Recovery Department for Credit Acceptance Corporation UK Limited, in which position he served until November 1999 when he was named Deputy Managing Director, Credit Acceptance Corporation UK Limited. In December 2001, he was named Managing Director Credit Acceptance Corporation UK Limited in which he was responsible for the operations of our United Kingdom business segment. Mr. Jones was named Chief Administrative Officer in November 2003, Chief Analytics Officer in December 2004, Chief Originations Officer in June 2006, and to his present position in April 2007. Mr. Jones also assumed the responsibilities of Chief Operating Officer in February 2008.

Kenneth S. Booth; age 48; Chief Financial Officer.

Mr. Booth joined Credit Acceptance in January 2004 as Director of Internal Audit. He was named Chief Accounting Officer in May 2004 and to his present position in December 2004. From August 1991 until joining us, Mr. Booth worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP.

Charles A. Pearce; age 51; Chief Legal Officer and Corporate Secretary.

Mr. Pearce joined Credit Acceptance in January 1996 as General Counsel. He was named Vice President – General Counsel in January 1997; Vice President – General Counsel and Corporate Secretary in June 1999 and to his present position in December 2004.

Arthur L. Smith; age 43; Chief Analytics Officer.

Mr. Smith joined Credit Acceptance as a Credit Analyst in the Dealer Service Center in April 1997. He was promoted to Manager of Dealer Risk in 1998, Director in 2005, Vice President in 2007 and Senior Vice President in 2008. Mr. Smith assumed the role of Chief Analytics Officer in August 2013.

Daniel A. Ulatowski; age 44; Chief Sales Officer.

Mr. Ulatowski joined Credit Acceptance as a Credit Analyst in the Dealer Service Center in April 1996. He supervised teams in the Dealer Service Center and Collections before becoming Manager – Dealer Service Center from 2001 to 2003. He served as the Regional Area Manager of Sales from 2003 to January 2006, when he became the Director of Sales Training and then Sales Operations. In January 2007, Mr. Ulatowski was promoted to Vice President, Sales. He was promoted to Senior Vice President, Sales & Marketing, in February 2008 and to his present position in January 2014.

Douglas W. Busk; age 55; Senior Vice President and Treasurer.

Mr. Busk joined Credit Acceptance in November 1996 as Vice President and Treasurer. He was named Chief Financial Officer in January 2000. Mr. Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of our Capital Services unit. He resumed his duties as Chief Financial Officer and Treasurer in December 2001 and has been in his present position since May 2004.

John S. Soave; age 51; Chief Information Officer.

Mr. Soave joined Credit Acceptance in September 2002 as a Credit Risk Manager. He was promoted to Director of our Credit Approval Processing System ("CAPS") in July 2006 and Vice President of CAPS in October 2007. He served in this role until December 2008, when he was named Senior Vice President of Loan Processing Systems. He was named Senior Vice President of Data Warehouse in 2010 and Senior Vice President of Business Information Systems in November 2011. Mr. Soave assumed the role of Chief Information Officer in October 2012. Mr. Soave also served part time as an officer in the Michigan Air National Guard from which he retired in February 2012.

Leadership Structure of the Board

The Board is responsible for evaluating and determining our optimal leadership structure so as to provide independent oversight of management. The Board has the authority to combine or separate the positions of Chairman and Chief Executive Officer as well as determine whether, if the positions are separated, the Chairman is an affiliated director or an independent director. Since January 1, 2002, we have separated the positions of Chairman and Chief Executive Officer. Mr. Foss serves as Chairman of the Board due to his extensive knowledge relating to our line of business and experience with us, which continue to be invaluable to the Board. Mr. Roberts serves as our Chief Executive Officer due to his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. The Board periodically reviews our leadership structure to determine if it is still appropriate in light of current corporate governance standards, market practices, our specific circumstances and needs, and any other factors that may be relevant to the discussion. While the Board does not have a lead independent director, the three independent directors on the Board meet separately regularly and rotate responsibility for chairing these separate sessions of the independent directors. The Board believes that the current Board leadership structure is the most appropriate for us and our shareholders at this time.

Risk Oversight of the Board

It is management’s responsibility to manage risk and bring to the Board’s attention our most material risks. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews our significant risks and exposures and assesses the steps management has taken to minimize such risk.

Meetings and Committees of the Board of Directors

The Board held six meetings during 2015. All directors attended all meetings of the Board and committees of the Board on which he or she served during 2015, with the exception of Ms. Flanagan, who was absent for three Audit Committee meetings, two Executive Compensation Committee meetings, one Nominating Committee meeting and one Board meeting, and Mr. Vassalluzzo, who was absent for one Audit Committee meeting. All of our directors who were serving at the time of the 2015 Annual Meeting attended the 2015 Annual Meeting, with the exception of Ms. Flanagan, who participated via teleconference.

Standing committees of the Board include the Executive Compensation Committee, the Audit Committee and the Nominating Committee. The members of each of the committees during 2015 were Messrs. Tryforos and Vassalluzzo and Ms. Flanagan. Messrs. Tryforos and Vassalluzzo and Ms. Flanagan were determined to be “independent directors” as defined in Rule 5605(a)(2) of The NASDAQ Stock Market LLC (“NASDAQ”).

The Board has adopted charters for each of the three standing committees. The charters are available on our website at creditacceptance.com through the “Corporate Governance” link on the “Investor Relations” page.

The Executive Compensation Committee held five meetings in 2015. The Executive Compensation Committee’s principal responsibilities include: (a) reviewing and approving on an annual basis the compensation of all our executive officers; (b) making recommendations to the Board regarding compensation of non-employee directors; and (c) reviewing and administering all benefit plans pursuant to which our securities (including restricted share grants and restricted stock unit awards) are granted to our executive officers or directors. The Board has determined that each member of the Executive Compensation Committee satisfies the requirements for compensation committee members contained in NASDAQ Rule 5605(d)(2)(A).

The Nominating Committee held four meetings in 2015. The Nominating Committee’s principal responsibilities include: (a) establishing criteria for the selection of new Board members and conducting searches and interviews for individuals qualified to become Board members; (b) making recommendations to the Board regarding director nominees for the next annual meeting of shareholders from the pool of identified qualified individuals; and (c) recommending to the Board which directors should serve on the various committees of the Board. The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, search firms and other outside sources. The Nominating Committee does not have a formal policy of considering diversity in identifying potential director nominees, but believes that diversity, in skills, experience, perspective and background, is an important contributing factor to an effective decision-making process. Director candidates need not possess any specific minimum qualifications, rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the diversity of skills, experience, perspective and background required for the effective functioning of the Board, as well as our strategy and regulatory and market environments. All nominees are currently directors of Credit Acceptance. When considering whether the nominees have the experience, attributes and skills to serve as a director, the Board focused primarily on the biographical information set forth above. In particular with respect to Mr. Foss, the Board considered his extensive knowledge relating to our line of business and experience with us. With respect to Mr. Roberts, the Board considered his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. With respect to Ms. Flanagan, the Board considered her experience on our Board and her significant management experience, expertise and background with regard to accounting and financial matters. With respect to Mr. Tryforos, the Board considered his experience on our Board and his background with regard to investing and financial matters. With respect to Mr. Vassalluzzo, the Board considered his experience on our Board and his expertise and background with regard to investing and financial matters. The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources. See “Shareholder Proposals and Nominees for 2017 Annual Meeting” for a description of the procedures for shareholders to submit recommendations of candidates for director.

The Audit Committee held eleven meetings in 2015. The Audit Committee’s principal responsibilities include: (a) overseeing the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls; (b) overseeing the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (c) overseeing our disclosure controls and procedures; (d) overseeing whistleblower procedures (e) approving in advance all audit services and to ensure that a written statement is received from the external auditors setting forth all relationships with us; (f) reviewing and approving any related party transactions; (g) periodically meeting with the Chief Legal Officer and Corporate Secretary and the appropriate legal staff to review our material legal affairs; and (h) acting as the Qualified Legal Compliance Committee. The Board has determined that each of the members of the Audit Committee is “independent”, as independence is defined in the applicable NASDAQ and SEC rules for audit committee members. The Board has also determined that Mr. Tryforos, Mr. Vassalluzzo and Ms. Flanagan are “audit committee financial experts” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for audit committee members set forth in the applicable NASDAQ and SEC rules.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to oversight of the independent auditors, corporate accounting, reporting practices and the quality and integrity of our financial reports.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and us that might reasonably be thought to bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and discussed with the auditors any relationships that may reasonably be thought to impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed and discussed with management and the independent auditors our audited financial statements as of and for the fiscal year ended December 31, 2015 and the independent auditors’ evaluation of our internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Audit Committee also reappointed Grant Thornton as the independent auditors for the fiscal year ending December 31, 2016.

AUDIT COMMITTEE:

Glenda J. Flanagan
Thomas N. Tryforos (Chair)
Scott J. Vassalluzzo

Shareholder Communications with the Board

Shareholders desiring to communicate with the Board or any individual director may call 1-855-900-0046 or e-mail the Board by going to our website at www.ir.creditacceptance.com/contactboard.cfm. Telephone calls will be taped and summarized by the third party provider which monitors the hotline service. A summary of the calls received will be sent to the Chief Legal Officer and Corporate Secretary, the Vice President – Internal Audit, the Chairman of the Audit Committee, and to any director to whom communications are addressed. Communications submitted to the Board through our website will be received by our Chief Legal Officer and Corporate Secretary, the Vice President – Internal Audit, the Chairman of the Audit Committee, and any directors to whom the communication was addressed.

Codes of Conduct

We have adopted codes of conduct that apply to our directors, executive officers and other employees. The codes of conduct are available on our website at www.creditacceptance.com through the “Corporate Governance” link on the “Investor Relations” page. Shareholders may also obtain a written copy of the codes of conduct, without charge, by sending a written request to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48034. We intend to disclose any amendments to, or waivers from, the provisions of the codes of conduct applicable to our directors or executive officers on our website.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of Executive Officers

This Compensation Discussion and Analysis describes the elements of compensation for the following individuals, collectively referred to as the “named executive officers”:

•	Brett A. Roberts, Chief Executive Officer;

•	Steven M. Jones, President;

•	Kenneth S. Booth, Chief Financial Officer;

•	Charles A. Pearce, Chief Legal Officer and Corporate Secretary;

•	Arthur L. Smith, Chief Analytics Officer; and

•	Daniel A. Ulatowski, Chief Sales Officer.

General Philosophy

Our executive compensation programs are designed to achieve the following objectives:

•	attract and retain individuals that will drive business success; and

•	provide appropriate incentives that reward outstanding financial performance and align the interests of executives and shareholders.

We accomplish these objectives through compensation programs that:

•	contain a significant component tied to Company performance;

•	provide competitive overall compensation if performance objectives are achieved; and

•	encourage participants to act as owners.

Overall Process

The Executive Compensation Committee (the “Compensation Committee”) oversees and approves our overall compensation strategy and determines all aspects of compensation for our Chief Executive Officer. The Compensation Committee also determines compensation for other named executive officers after considering recommendations supplied by our Chief Executive Officer.

The Compensation Committee periodically reviews all aspects of executive compensation and determines if existing plans are effective in meeting the objectives described above. Such reviews are typically conducted at the first meeting of each fiscal year. From time to time, the Compensation Committee may make modifications to existing plans or adopt new plans. The Compensation Committee does not use compensation consultants or peer groups.

Compensation – Mr. Roberts, Chief Executive Officer

Compensation for Mr. Roberts, our Chief Executive Officer, includes a base salary and equity-based incentive compensation.

Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members. Mr. Roberts’ base salary was determined by the Compensation Committee after considering the following:

•	the performance of Credit Acceptance over Mr. Roberts’ tenure as Chief Executive Officer;

•	an assessment of Mr. Roberts’ individual performance;

•	market data;

•	internal benchmarks; and

•	other components of Mr. Roberts’ total compensation plan.

In January 2016, the Compensation Committee determined Mr. Roberts’ annual base salary of $1,025,000 for 2015 will remain unchanged for 2016, based on the determination that his overall compensation plan did not require adjustment and is working as intended.

The principal component of Mr. Roberts’ incentive compensation plan is comprised of performance-based restricted stock unit (“RSU”) and restricted share awards that vest over a 15 year period based upon the achievement of growth targets in economic profit, a non-GAAP financial measure. Economic profit measures how efficiently we utilize our total capital, both debt and equity. Management uses economic profit to assess our performance as well as to make capital allocation decisions. Management believes this measure is important to shareholders because it allows shareholders to compare the returns we earn by investing capital in our core business with the return they could expect if we returned capital to shareholders and they invested in other securities. Economic profit is defined, for the purposes of the RSU and restricted share vesting calculation, as net income (adjusted for non-recurring items and certain non-GAAP adjustments, as included in our earnings releases) less a cost of capital. The cost of capital includes a cost of debt and a cost of equity. The cost of equity is determined based on a formula that considers the risk of the business (assessed at 5% + the average 30-year treasury rate) and the risk associated with our use of debt. The actual formula utilized for determining the cost of equity is as follows: (the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – the pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].

On March 26, 2012, the Compensation Committee approved an award of 310,000 RSUs and 190,000 restricted shares to Mr. Roberts. Each RSU represents and has a value equal to one share of our Common Stock. The 310,000 RSUs are eligible to vest over a ten year period starting in 2012 based upon the cumulative dollar amount of improvement in annual economic profit as compared to the annual economic profit for 2011. The RSUs are eligible to vest beginning in 2012 based on the following formula: Cumulative improvement in economic profit divided by $200 million multiplied by 310,000. The cumulative number of RSUs that may be vested as of the end of any year may not exceed 31,000 (or 10% of the total) multiplied by the number of full calendar years that have elapsed since January 1, 2012.

In 2015, under the formula described above, 50,212 of the 60,291 RSUs eligible to vest were approved for vesting by the Compensation Committee in January 2016. As of the Record Date, 113,921 of the 310,000 RSUs awarded to Mr. Roberts on March 26, 2012 have vested. Vested RSUs from the March 26, 2012 award will be settled in stock in equal installments on December 31, 2022, 2023, 2024, 2025 and 2026.

The grant of 190,000 restricted shares is comprised of 90,000 restricted shares that vest over a ten year period starting in 2012 and 100,000 restricted shares that vest over a five year period beginning in 2022.

The 90,000 restricted shares are eligible to vest beginning in 2012 based on the following formula: Cumulative improvement in economic profit divided by $200 million multiplied by 90,000. The cumulative number of restricted shares that may be vested as of the end of any year may not exceed 9,000 (or 10% of the total) multiplied by the number of full calendar years that have elapsed since January 1, 2012. Any of the 90,000 restricted shares that vest will be subject to sale restrictions that will prevent the shares from being sold until such restrictions lapse.

The 100,000 restricted shares are eligible to vest in equal installments if economic profit exceeds $343,143,000 in 2022, 2023, 2024, 2025 and 2026. Any of the 100,000 restricted shares that vest will be distributed at the time of vesting.

In 2015, under the formula described above, 14,578 of the 17,504 restricted shares eligible to vest were approved for vesting by the Compensation Committee in January 2016. As of the Record Date, 33,074 of the 190,000 restricted shares awarded to Mr. Roberts have vested. The sales restrictions of the vested restricted shares will generally lapse in equal installments on December 31, 2022, 2023, 2024, 2025 and 2026; provided, however, that the sales restrictions will proportionally lapse on an earlier date in the event that the Company repurchases shares or pays a cash dividend based on the aggregate number of shares repurchased divided by the number of Company shares outstanding and/or the aggregate amount of cash paid as a dividend, divided by the fair market value of the Company, as applicable.

If the Company pays a cash dividend, the amount of such dividend will be paid in additional restricted shares for any unvested restricted shares and in additional RSUs for any undistributed RSUs. The amount of such dividend will be paid in cash for any vested restricted shares.

The Compensation Committee believes that the RSUs and restricted shares granted to Mr. Roberts appropriately align his compensation with the interests of shareholders as a result of the following:

•	the financial rewards will be received only if long-term economic profit increases over time;

•	the amount of compensation received will be proportionate to the amount of shareholder wealth created as measured by the share price; and

•	the RSU and restricted share awards are long-term in nature, which will incentivize Mr. Roberts to take actions that will benefit shareholders longer-term.

The allocation between cash and equity compensation, and between short- and long-term incentives, was determined based on the discretion of the Compensation Committee. The ultimate allocation will depend on our future performance and future changes in our share price. If vesting targets are achieved, it is likely that a substantial percentage of the amount realized will be from long-term, equity-based incentives, which is consistent with the philosophy of the Compensation Committee that executive compensation should be linked to long-term shareholder value. Since a substantial portion of the amounts to be realized by Mr. Roberts will be restricted until 2022, the Compensation Committee believes this plan creates an incentive for Mr. Roberts to take actions and make decisions that will benefit us over a long-term time period. Such incentives are believed to be appropriate given the nature of the duties and responsibilities assigned to the Chief Executive Officer.

Mr. Roberts also maintains a substantial ownership stake in Credit Acceptance. As of the Record Date, Mr. Roberts owned 202,090 shares of our Common Stock, 156,926 unvested shares of restricted stock and 109,963 vested RSUs.

Compensation – Other Named Executive Officers

Base Salaries. Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members. Base salaries are determined by the Compensation Committee after reviewing recommendations supplied by our Chief Executive Officer. The recommendations were based on the following factors:

•	the performance of Credit Acceptance;

•	an assessment of the named executive officer’s individual performance;

•	market data;

•	internal benchmarks;

•	other non-equity and equity compensation components of the named executive officer’s total compensation plan; and

•	roles and responsibilities for each named executive officer.

In January 2016, the Compensation Committee determined 2016 base salaries for our named executive officers other than our Chief Executive Officer. Based on the criteria stated above, the Compensation Committee approved the following base salary changes:

Name	2016	2015	Increase
Steven M. Jones	$705,469	$671,875	5.0%
Kenneth S. Booth	507,938	483,750	5.0%
Charles A. Pearce	507,938	483,750	5.0%
Arthur L. Smith	507,938	483,750	5.0%
Daniel A. Ulatowski	507,938	483,750	5.0%

The increases to base salaries were determined based on a combination of Company results for 2015 and each employee’s individual performance attainments for the year.

Incentive Compensation – Messrs. Jones, Booth, Pearce, Smith, and Ulatowski. The incentive compensation plan for Messrs. Jones, Booth, Pearce, Smith, and Ulatowski attempts to balance annual and long-term Company performance and is comprised of RSU awards and annual cash awards.

On January 29, 2014, the Compensation Committee approved awards of 8,400 RSUs to Mr. Jones, and 6,000 RSUs each to Messrs. Booth, Pearce, Smith, and Ulatowski. The RSUs awarded to Messrs. Jones, Booth, Pearce, Smith, and Ulatowski vest over a three year performance period starting in 2014, based upon the compound annual growth rate of adjusted net income per diluted share (“Adjusted EPS”) over the performance period. Adjusted EPS is a non-GAAP financial measure that management uses to assess the financial performance of the Company. Adjusted EPS is defined, for the purpose of the RSU vesting calculation, as GAAP net income adjusted for non-recurring items and certain non-GAAP adjustments, as included in our earnings releases, divided by the weighted average number of diluted shares outstanding. Vesting for each year of the performance period will be determined as follows:

Year 1

•	If the compound annual growth rate of Adjusted EPS is at least 5%, one-third (33.3%) of the RSUs shall vest.

•	If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.
Year 2

•
If the compound annual growth rate of Adjusted EPS is at least 5%, one-third (33.3%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1, but did not vest in Year 1, shall vest.

•	If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.
Year 3

•
If the compound annual growth rate of Adjusted EPS is at least 5%, one-third (33.4%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1 and Year 2, but did not vest in Year 1 or Year 2, shall vest.

•	If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

In 2015, under the formula described above, the compounded annual growth rate of Adjusted EPS was greater than 5%, so 100% of the 2,800 RSUs eligible to vest for Mr. Jones and 100% of the 2,000 RSUs eligible to vest for each Messrs. Booth, Pearce, Smith, and Ulatowski were vested, respectively, upon the approval of the Compensation Committee in January 2016. As of the Record Date, 5,600 RSUs awarded in January 2014 to Mr. Jones and 4,000 RSUs awarded in January 2014 to each Messrs. Booth, Pearce, Smith, and Ulatowski have vested. The vested RSUs will be distributed on January 29, 2019.

Messrs. Jones, Booth, Pearce, Smith, and Ulatowski are also eligible to receive an annual cash award based on Company performance. Company performance is measured based on the annual increase in economic profit, as disclosed in our annual earnings release. If annual economic profit increases from the prior year, Messrs. Jones, Booth, Pearce, Smith, and Ulatowski will receive a cash award that will be calculated using the following formula: recipient’s base salary multiplied by the dollar increase in annual economic profit divided by $25 million multiplied by 90%. If annual economic profit does not increase from the prior year, Messrs. Jones, Booth, Pearce, Smith, and Ulatowski will not receive a cash award. Based on the dollar increase in annual economic profit for 2015, Mr. Jones earned a cash award of $783,554 and Messrs. Booth, Pearce, Smith, and Ulatowski each earned a cash award of $564,159, which were paid in February 2016.

The Compensation Committee believes that the incentive compensation plan for Messrs. Jones, Booth, Pearce, Smith, and Ulatowski appropriately aligns their compensation with the interests of shareholders because:

•	annual cash awards will be received only if economic profit increases;

•	RSU awards will vest only if long-term Adjusted EPS increases over time;

•	the amount of compensation received from RSU awards will be proportionate to the amount of shareholder wealth created as measured by the share price; and

•	the RSU awards are long-term in nature, which will incentivize Messrs. Jones, Booth, Pearce, Smith, and Ulatowski to take actions that will benefit shareholders longer-term.

The allocation between cash and equity compensation, and between short- and long-term incentives, was determined based on the discretion of the Compensation Committee. The ultimate allocation will depend on our future performance and future changes in our share price. If vesting targets are achieved, it is likely that a substantial percentage of the amount realized will be from long-term, equity-based incentives, which is consistent with the philosophy of the Compensation Committee that executive compensation should be linked to long-term shareholder value. Since substantial portions of the amounts to be realized by Messrs. Jones, Booth, Pearce, Smith, and Ulatowski will be restricted until 2019, the Compensation Committee believes this plan creates an incentive for Messrs. Jones, Booth, Pearce, Smith, and Ulatowski to take actions and make decisions that will benefit us over a long-term time period. Such incentives are believed to be appropriate given the nature of the duties and responsibilities assigned to these executive officers.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to our Chief Executive Officer and any of the three other most highly compensated executive officers (excluding our Chief Financial Officer) at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m).

The Compensation Committee intends, where appropriate, to structure compensation in a manner that causes it to qualify as performance-based compensation under Section 162(m); however, it believes that it may be appropriate from time to time to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with our best interests and our shareholders, and reserves the authority to approve non-deductible compensation in appropriate circumstances.

Response to 2015 Say-on-Pay

Stockholder endorsement of the design and administration of our executive compensation programs was evidenced by a vote of approval at our 2015 annual meeting of shareholders in excess of 99% of the votes cast. As a result of this favorable vote regarding our named executive officers’ compensation, it was determined that no changes were necessary to our executive compensation design and administration. In addition, at our 2011 annual meeting of shareholders, our shareholders voted to hold an advisory vote on executive compensation every year. The Compensation Committee has accepted the shareholders’ recommendation and, therefore, shareholders will have another opportunity to consider and approve, in a non-binding advisory vote, the compensation of our named executive officers at the Annual Meeting.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE:

Glenda J. Flanagan
Thomas N. Tryforos
Scott J. Vassalluzzo (Chair)

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated concerning the compensation awarded to, earned by, or paid to our named executive officers who were serving as executives as of December 31, 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (a)	Non-Equity Incentive Plan Compensation ($) (b)	All Other Compensation ($) (c)	Total ($)
Brett A. Roberts	2015	$1,025,000	$—	$—	$8,092	$1,033,092
Chief Executive Officer	2014	1,025,000	—	—	7,800	1,032,800
	2013	1,025,000	—	—	7,650	1,032,650

Steven M. Jones	2015	$671,875	$—	$783,554	$11,846	$1,467,275
President	2014	625,000	1,081,332	249,525	9,567	1,965,424
	2013	625,000	—	—	8,808	633,808

Kenneth S. Booth	2015	$483,750	$—	$564,159	$11,846	$1,059,755
Chief Financial Officer	2014	450,000	772,380	179,658	9,659	1,411,697
	2013	414,792	—	155,547	10,147	580,486

Charles A. Pearce	2015	$483,750	$—	$564,159	$11,846	$1,059,755
Chief Legal Officer and	2014	450,000	772,380	179,658	8,201	1,410,239
Corporate Secretary	2013	380,000	—	142,500	8,741	531,241

Arthur L. Smith (d)	2015	$483,750	$—	$564,159	$11,846	$1,059,755
Chief Analytics Officer	2014	450,000	772,380	179,658	9,659	1,411,697

Daniel A. Ulatowski (d)	2015	$483,750	$—	$564,159	$11,846	$1,059,755
Chief Sales Officer	2014	450,000	772,380	179,658	9,659	1,411,697

(a)
The amounts reported in this column represent the aggregate grant date fair value of any stock awards granted during the fiscal years ended December 31, 2015, 2014, and 2013. The grant date fair value was determined using the closing market price of our Common Stock reported on NASDAQ as of the grant date of the awards.

(b)
The amounts in this column were determined and approved by the Compensation Committee during January 2016, 2015, and 2014 for the years ended December 31, 2015, 2014, and 2013, respectively, and paid out shortly thereafter.

(c)
The amounts disclosed in this column consist of our matching contribution for the 401(k) Profit Sharing Plan. Additionally, the amounts include payments under the Credit Acceptance Corporation Profit Sharing Variable Compensation Program, available to all team members except the Chairman of the Board, Chief Executive Officer, and President. This program is designed to reward team members for increased Company profitability by way of a quarterly payment.

(d)	Mr. Smith and Mr. Ulatowski were not named executive officers prior to fiscal year 2014. Accordingly, only their compensation for fiscal years 2015 and 2014 is included in the table.

2015 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning each grant of an award made to the named executive officers listed below in 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Closing Price on Grant Date ($/Sh)
Name	Grant Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Steven M. Jones	1/29/2015	$604,688	—	—	—	—	—
Kenneth S. Booth	1/29/2015	435,375	—	—	—	—	—
Charles A. Pearce	1/29/2015	435,375	—	—	—	—	—
Arthur L. Smith	1/29/2015	435,375	—	—	—	—	—
Daniel A. Ulatowski	1/29/2015	435,375	—	—	—	—	—

(a)
The amounts were calculated based on the formulas determined by the Compensation Committee in accordance with the named executive officers’ incentive compensation plans. The annual cash award plan for Messrs. Jones, Booth, Pearce, Smith, and Ulatowski is based on Company performance. They receive a percentage of their base salary as a cash award depending on the dollar increase in economic profit, as disclosed in our annual earnings release, generated by us in the current year. The named executive officers’ incentive compensation plans do not have a formal threshold award or maximum amount payable.

The cash awards earned by Messrs. Jones, Booth, Pearce, Smith, and Ulatowski based on the dollar increase in annual economic profit for 2015 are included in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table provides information with respect to unvested restricted shares and RSUs held by the named executive officers as of December 31, 2015.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
Brett A. Roberts	417,795	$89,416,486
Steven M. Jones	5,600	1,198,512
Kenneth S. Booth	4,000	856,080
Charles A. Pearce	4,000	856,080
Arthur L. Smith	4,000	856,080
Daniel A. Ulatowski	4,000	856,080

(a)	Represents RSUs and restricted shares granted under the Company's Amended and Restated Incentive Compensation Plan (as amended March 26, 2012, the "Incentive Plan").

The RSUs and restricted shares granted to Mr. Roberts and RSUs granted to Messrs. Jones, Booth, Pearce, Smith, and Ulatowski have performance-based vesting requirements and are more fully described in the Compensation Discussion and Analysis section of this Proxy Statement.

(b)	Value is equal to the closing market price reported on NASDAQ of $214.02 per share as of December 31, 2015, multiplied by the number of unvested restricted shares and unvested RSUs held.

2015 STOCK VESTED

The following table provides information with respect to shares acquired on vesting by the named executive officers during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Brett A. Roberts	22,180	$4,065,594
Steven M. Jones	2,800	389,200
Kenneth S. Booth	2,000	278,000
Charles A. Pearce	2,000	278,000
Arthur L. Smith	2,500	347,500
Daniel A. Ulatowski	2,000	278,000

(a)
Includes the vesting of performance-based restricted shares and RSUs. The distribution date for the vested restricted shares and RSUs for Mr. Roberts will be in equal installments on December 31, 2022, 2023, 2024, 2025 and 2026. The distribution date for the 2,800 vested RSUs for Mr. Jones, and 2,000 vested RSUs for Messrs. Booth, Pearce, Smith, and Ulatowski, respectively, will be January 29, 2019. The distribution date for the additional 500 vested RSUs for Mr. Smith will be February 22, 2017.

(b)
The amounts are calculated based on the closing price reported on NASDAQ as of the date vested, or the business day preceding the scheduled vesting date if the scheduled vesting occurs on a weekend or holiday.

2015 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (a)	Aggregate Withdrawals / Distributions ($) (b)	Aggregate Balance at Last Fiscal Year-End ($) (c)
Brett A. Roberts	$—	$—	$23,907,867	$(104,481)	$65,855,452
Steven M. Jones	—	—	12,285,172	(15,290)	33,877,226
Kenneth S. Booth	—	—	2,204,833	(13,066)	6,079,452
Charles A. Pearce	—	—	1,700,368	(13,066)	4,688,322
Arthur L. Smith	—	—	2,010,808	(13,066)	5,544,402
Daniel A. Ulatowski	—	—	2,211,885	—	6,099,570

(a)
The amounts relate to RSUs granted prior to December 31, 2014 which are settled in shares on a date that is later than the date on which they vest and are more fully described in the Compensation Discussion and Analysis section of this Proxy Statement. The reported amount of aggregate earnings is calculated based on the number of RSUs awarded to the individual multiplied by the difference between the closing market price reported on NASDAQ of $214.02 per share as of December 31, 2015 and $136.41 per share as of December 31, 2014, less the difference between the closing market price as of December 31, 2014 and the closing market price on the date of any aggregate withdrawals or distributions.

(b)
On March 1, 2015, Mr. Roberts released 570 vested RSUs originally granted to him in March 2012 to cover the tax liability resulting from the vesting of RSUs on that date. The aggregate withdrawals/distributions reported are calculated based on the number of RSUs released multiplied by the closing market price reported on NASDAQ of $183.30 per share as of March 1, 2015. On January 28, 2015, Mr. Jones and Messrs. Booth, Pearce, and Smith released 110 and 94 vested RSUs, respectively, originally granted to them in November 2008 to cover the tax liability resulting from the vesting of RSUs on that date. The aggregate withdrawals/distributions reported are calculated based on the number of RSUs released multiplied by the closing market price reported on NASDAQ of $139.00 per share as of January 28, 2015.

(c)
The grants of these RSUs were disclosed in the Summary Compensation Table and Grant of Plan Based Awards table in the year of grant. Such amounts do not represent additional compensation. The RSUs earned and the RSUs that are still subject to forfeiture for each individual during the associated performance period are as follows as of December 31, 2015:

	Aggregate Balance at Last Fiscal Year-End
Name	Earned ($)	Subject to Forfeiture ($)	Total ($)
Brett A. Roberts	$13,144,252	$52,711,200	$65,855,452
Steven M. Jones	32,678,714	1,198,512	33,877,226
Kenneth S. Booth	5,223,372	856,080	6,079,452
Charles A. Pearce	3,832,242	856,080	4,688,322
Arthur L. Smith	4,688,322	856,080	5,544,402
Daniel A. Ulatowski	5,243,490	856,080	6,099,570

POTENTIAL PAYMENTS ON TERMINATION/CHANGE IN CONTROL

None of our named executive officers have individual agreements with us providing for cash severance payments or benefits continuation on termination of employment prior to or following a change in control. If a named executive officer terminates employment for any reason prior to the lapse of the restricted period for restricted shares or the vesting period for RSU awards, any restricted shares or unvested RSU awards shall be forfeited. The Compensation Committee may waive or change the remaining restrictions or add additional restrictions with respect to any restricted shares or RSU award that would otherwise be forfeited, as it deems appropriate.

The following table sets forth the potential amounts payable to our named executive officers in the event of a change in control with respect to restricted shares and restricted stock unit awards held by our named executive officers as of December 31, 2015.

	Accelerated Vesting of Equity Awards (a)
Name	Restricted Shares	Unvested Restricted Stock Units (b)	Total
Brett A. Roberts	$36,705,286	$52,711,200	$89,416,486
Steven M. Jones	—	1,198,512	1,198,512
Kenneth S. Booth	—	856,080	856,080
Charles A. Pearce	—	856,080	856,080
Arthur L. Smith	—	856,080	856,080
Daniel A. Ulatowski	—	856,080	856,080

(a)
In the event of a change in control, the restrictions applicable to restricted shares and granted RSUs shall lapse, the performance goals shall be deemed to have been achieved at target levels, and all other terms and conditions shall be deemed to have been satisfied. Payment shall be made in cash within 30 days following the effective date of the change in control.

The amounts reported are calculated based on the number of unvested restricted shares or RSUs held by each named executive officer multiplied by closing market price reported on NASDAQ of $214.02 per share as of December 31, 2015.

(b)
In addition to the awards set forth in this table, upon termination of employment for any reason, our named executive officers are eligible for payment of vested RSUs at the time that they would have received payment absent termination.

2015 DIRECTOR COMPENSATION

Our non-employee directors are eligible to receive the following:

•	a quarterly retainer of $12,500 or payments of $1,500 for each Board meeting attended and $500 for each committee meeting attended

•	stock-based awards under our Incentive Plan

•	reimbursement for travel related expenses

In 2015, Ms. Flanagan received a quarterly retainer, Mr. Tryforos received payments for each Board and committee meeting attended, and Mr. Vassalluzzo opted not to receive quarterly retainers or payments for each Board and committee meeting attended. In 2015, Ms. Flanagan and Messrs. Tryforos and Vassalluzzo were each reimbursed for travel related expenses.

On March 13, 2014, the Board approved awards of 4,000 RSUs each to Ms. Flanagan and Mr. Vassalluzzo. Mr. Tryforos opted not to participate in the Incentive Plan. The RSUs vest over a five year period starting in 2014, based upon the compounded annual growth rate in our economic profit. Each year, 20% of the grant is eligible for vesting.

The vesting percentage of RSUs eligible for vesting is determined as follows:

Compounded Annual Growth Rate in Economic Profit	Vesting Percentage (a)
10% or greater	100%
greater than 0% but less than 10%	50%
less than 0%	0%

(a)	Represents the percentage of RSUs eligible for vesting that will vest. RSUs eligible for vesting include RSUs that were eligible for vesting in prior years, but did not vest in prior years.

In 2015, under the formula described above, the compounded annual growth rate in economic profit from 2014 to 2015 was greater than 10%, so 100% of the 1,200 RSUs eligible to vest for both Ms. Flanagan and Mr. Vassalluzzo were vested upon the approval of the Compensation Committee in January 2016. As of the Record Date, 1,600 RSUs awarded in March 2014 to each Ms. Flanagan and Mr. Vassalluzzo have vested. The vested RSUs will be distributed on February 22, 2021. Directors who are our employees are not compensated for their services as a director. The following table sets forth certain information regarding the compensation earned during 2015 by each non-employee director who served on our Board in 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Total ($)
Glenda J. Flanagan (b)	$50,000	$—	$50,000
Thomas N. Tryforos	20,500	—	20,500
Scott J. Vassalluzzo (c)	—	—	—

(a)
Stock awards of 4,000 RSUs were granted during the fiscal year ended December 31, 2014. The RSUs will vest based upon economic profit results for 2014 through 2018 and vested RSUs will be distributed on February 22, 2021.

(b)	As of December 31, 2015, Ms. Flanagan had 9,525 vested RSUs and 3,600 unvested RSUs outstanding.

(c)	As of December 31, 2015, Mr. Vassalluzzo had 9,525 vested RSUs and 3,600 unvested RSUs outstanding.

PROPOSAL #2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are including this proposal to enable our shareholders to vote on an advisory basis on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, policies and practices described in this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs are designed to align the interests of our executives with those of our shareholders by rewarding performance that meets or exceeds established goals. Our executive compensation program is designed to attract and retain our named executive officers and reward outstanding financial performance. We feel that our executive compensation programs achieve these goals as intended and the Board recommends a vote FOR the resolution set forth below indicating approval of the compensation of our named executive officers. Executed proxies will be voted FOR the advisory proposal to approve our named executive officer compensation unless shareholders specify otherwise in their proxies. This proposal, commonly known as a “Say-on-Pay” proposal, provides shareholders the opportunity to indicate their support of the compensation we pay to our named executive officers through the following resolution:

“Resolved, that the shareholders of Credit Acceptance Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in the Company's proxy statement for the 2016 Annual Meeting of Shareholders.”

This vote on the compensation of our named executive officers is advisory and not binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Pursuant to a policy we adopted in 2011, we provide our shareholders with the opportunity to vote on a “Say-on-Pay” proposal at each annual meeting.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In the normal course of our business, affiliated dealers assign consumer loans to us under the portfolio and purchase programs. Dealer loans and purchased loans with affiliated dealers are on the same terms as those with non-affiliated dealers. Affiliated dealers are comprised of dealers owned or controlled by: (1) Mr. Foss; and (2) a member of Mr. Foss’ immediate family.

Affiliated dealer loan balances were $12.6 million and $8.7 million as of December 31, 2015 and 2014, respectively. As of December 31, 2015 and 2014, affiliated dealer loan balances were 0.4% of total consolidated dealer loan balances. A summary of related party loan activity is as follows:

(In millions)	For the Years Ended December 31,
	2015		2014		2013
	Affiliated dealer activity	% of consolidated	Affiliated dealer activity	% of consolidated	Affiliated dealer activity	% of consolidated
Dealer loan revenue	$2.5	0.4%	$1.6	0.3%	$1.5	0.3%
New consumer loan assignments (a)	5.9	0.3%	4.2	0.3%	4.3	0.3%
Accelerated dealer holdback payments	0.2	0.4%	0.1	0.2%	0.1	0.2%
Dealer holdback payments	1.4	0.9%	1.4	1.0%	2.2	1.9%

(a)	Represents advances paid to dealers on consumer loans assigned under our portfolio program and one-time payments made to dealers to purchase consumer loans assigned under our purchase program.

In accordance with its written charter, the Audit Committee reviews and approves all of our transactions with directors and executive officers and with firms that employ directors, as well as any other material related party transactions. Any such transactions would be reviewed by the Audit Committee in light of whether it resulted in a conflict of interest for the individual and whether such transaction is fair to us and in our best interests. The terms of the transactions described above were previously approved by the Audit Committee; therefore, the Audit Committee does not intend to re-approve these transactions and relationships unless they no longer occur in the ordinary course of our business and the terms change such that the transactions no longer occur on the same terms as transactions with non-affiliated dealers.

PROPOSAL #3 - RATIFICATION OF GRANT THORNTON

Information as to Grant Thornton, our independent registered public accounting firm, appears below under the heading "Independent Accountants." The Board recommends a vote FOR ratifying the selection of Grant Thornton as our independent registered public accounting firm for 2016. Executed proxies will be voted FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2016 unless shareholders specify otherwise in their proxies.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to provide such ratification, the Audit Committee will reconsider its selection of Grant Thornton as the independent registered public accountants for 2016. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

INDEPENDENT ACCOUNTANTS

General

The Audit Committee has appointed Grant Thornton as our independent accountants to perform an integrated audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting for 2016. Grant Thornton has served as our independent accountants since their appointment by the Audit Committee on July 20, 2005, and acted as our independent accountant in 2015 to audit the financial statements included in our Annual Reports on Form 10-K for the year ended December 31, 2015. Representatives of Grant Thornton will be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

Change in Independent Accountants

There has been no change in our independent registered public accounting firm for any of the periods presented in this Proxy Statement.

Fees Paid to Independent Accountants

The following table provides a summary of the aggregate fees billed by Grant Thornton for 2015 and 2014.

(In millions)
Description	2015	2014
Audit fees (a)	$0.6	$0.6
Audit-related fees (b)	0.2	0.2
Tax fees	—	—
All other fees	—	—
Total fees	$0.8	$0.8

(a)
Includes fees for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting, and the review of our interim consolidated financial statements.

(b)	Includes fees for agreed-upon procedures for our debt, the audit of our employee benefit plan and comfort letter procedures.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Grant Thornton and satisfied itself as to the maintenance of the auditors’ independence.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountants, up to predetermined fee levels. Any proposed services not qualifying as a pre-approved specified service, and pre-approved services exceeding the predetermined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. All services provided by our independent auditors were pre-approved by the Audit Committee. The policy has not been waived in any instance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received and written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 2015, except that Mr. Roberts was late in filing one Form 4 related to a sale of shares.

OTHER BUSINESS MATTERS

The only matters that management intends to present to the meeting are set forth in the Notice of Annual Meeting of Shareholders. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2017 ANNUAL MEETING

Shareholder Proposals

Proposals by shareholders which are intended to be presented at the 2017 Annual Meeting of Shareholders must be submitted to our Corporate Secretary no later than December 30, 2016 in order to be considered for inclusion in our 2017 proxy materials. We expect the persons named as proxies for the 2017 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal on or before March 15, 2017.

Shareholder Nominees

Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating Committee for the 2017 Annual Meeting should submit such recommendations to our Chief Legal Officer and Corporate Secretary not later than October 24, 2016. The recommendation should be accompanied by (i) the name and address of the shareholder recommending the candidate, (ii) evidence of the shareholder’s ownership of Company shares along with an undertaking that the shareholder will continue to own such shares through the date of the Annual Meeting, (iii) all information regarding the candidate that would be required to be disclosed in our Annual Meeting Proxy Statement if the candidate is nominated by the Board, and (iv) the candidate’s consent to serve as a director if elected. Our Chief Legal Officer and Corporate Secretary will forward any recommendations to the Nominating Committee. The Nominating Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating Committee.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, required to be filed with the SEC, without exhibits, will be furnished without charge to any shareholder of record or beneficial owner of Common Stock upon written request to our Corporate Secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

By Order of the Board of Directors,
Charles A. Pearce
Chief Legal Officer and Corporate Secretary

April 29, 2016

Credit Acceptance
We change lives!

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2016.

Vote by Internet

- Go to **www.envisionreports.com/CACC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Shareholders Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Donald A. Foss	☐	☐	02 - Glenda J. Flanagan	☐	☐	03 - Brett A. Roberts	☐	☐
04 - Thomas N. Tryforos	☐	☐	05 - Scott J. Vassalluzzo	☐	☐			

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B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Shareholders Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Credit Acceptance
We change lives!

Proxy – Credit Acceptance Corporation

Notice of 2016 Annual Meeting of Shareholders

25505 West Twelve Mile Road, Southfield, Michigan 48034
Proxy Solicited by Board of Directors for Annual Shareholders Meeting - June 9, 2016

The undersigned hereby constitutes and appoints Charles A. Pearce and Brett A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on June 9, 2016 at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. **IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3 ON THE REVERSE SIDE**. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 29, 2016 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 29, 2016, and the 2015 Annual Report to Shareholders, and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

(Items to be voted appear on reverse side.)